EXHIBIT 99.1

     LAS VEGAS & SANTA MONICA, Calif.—(BUSINESS WIRE)—Jan. 8, 2003— American Vantage Cos. (Nasdaq:AVCS) and Knowledge Universe Inc., a privately-held corporation, announced today that American Vantage Cos. and YaYa, LLC, a majority-owned subsidiary of Knowledge Universe, have entered into a letter of intent whereby AVCS would acquire a controlling interest in the business operations of YaYa, LLC. The letter of intent contemplates the transfer of YaYa’s assets and liabilities into a new majority-owned subsidiary of AVCS tentatively to be called Gamze Inc. The parties anticipate closing the contemplated transaction within 90 days subject to confirmatory due diligence and accounting reviews.

     At the conclusion of the contemplated transaction, Knowledge Universe, through its majority ownership of YaYa, shall have the right to cause YaYa to exchange its Gamze interest into AVCS stock and a convertible note of AVCS at the rate of $3.25 per share, provided that the market price of AVCS stock exceeds $5 per share for 20 consecutive trading days. The note will be convertible at AVCS’ option.

     Founded in 2000, the Los Angeles-based YaYa was formed to make corporate communicating more fun and effective through the emerging and powerful medium of games. YaYa is a developer of advertiser-driven games, known as “advergames.” In addition to advertising applications, YaYa also develops comparable “edutainment games” to enhance their customer’s traditional training programs and provide internal communications solutions. Its customer base includes DaimlerChrysler, Intel, Ford Motor Co., PepsiCo, Burger King, Siemens AG, IBM, Nickelodeon, General Motors and Paramount Pictures.

     Knowledge Universe primarily invests in companies with an intellectual-property and education-content focus. Knowledge Universe was the principal shareholder in LeapFrog Enterprises, the No. 1 performing initial public offering during 2002 as reported by Barron’s.

     “Knowledge Universe’s strategy is to support management teams’ focus in developing companies with emerging intellectual property-based niches that can lead to rapid growth and long-term value creation, as they have successfully done with LeapFrog Enterprises. Accordingly, I believe that the relationship between Knowledge Universe and American Vantage Cos. through Gamze will result in creating one of the leading companies in this rapidly growing industry,” said Joseph Harch, senior executive with Knowledge Universe.

     AVCS will have the right to appoint three members to the Gamze board of directors, including the chairman of the board. Knowledge Universe will have the right to appoint two members to the Gamze board of directors. Keith Ferrazzi, current president and chief executive officer of YaYa will become the president and chief executive officer of Gamze. Ferrazzi is the former chief marketing officer of Deloitte

Consulting and Starwood Hotels and Resorts Worldwide Inc. and a recognized leader in the creation of games as a medium for communications.

     Commented Ferrazzi, “YaYa’s integrated solution and proprietary technology brings a proven ad revenue model for our customers’ marketing programs. By partnering with American Vantage Cos., YaYa can effectively balance the financing of its long-term internal growth against the immediate marketing solutions demands of our customer base.”

     The contemplated Gamze transaction is part of the previously announced strategy by American Vantage Cos. to expand into areas of interest in the gaming, entertainment, media and lifestyle industries.

     “The anticipated formation of Gamze is a unique opportunity to acquire a growth media company, with a recognized customer base of Fortune 500 companies, as well as work with a proven, successful partner in Knowledge Universe. This acquisition, once consummated, should provide our company with a new and immediate revenue stream, while leaving AVCS with capital resources to pursue future merger and acquisition activity,” added Stephen K. Bannon, AVCS’ vice chairman.

     Ronald J. Tassinari, AVCS’ CEO and president stated, “I’m very pleased with this potential transaction, impressed with YaYa’s management team and look forward to a mutually successful relationship with Knowledge Universe.”

     Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Such statements and all phases of American Vantage Cos.’ operations are subject to known and unknown risks, uncertainties and other factors, including overall economic conditions, any unforeseen change in the markets for advertising applications or computer and Internet “gaming,” and other factors and uncertainties as are identified in American Vantage Cos.’ Form 10-KSB for the year ended July 31, 2002 and Form 10-QSB for the quarter ended Oct. 31, 2002. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. American Vantage Cos.’ actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The company undertakes no obligation to update the forward-looking statements in this press release.